Exhibit 99.2

June 15, 2010

K-V Pharmaceutical Company

1 Corporate Woods Drive

Bridgeton, Missouri 63044

Attention:	Gregory Divis, Interim President and CEO
Janice C. Forsyth, General Counsel, Vice President and Secretary

Dear Gregory and Janice,

This letter shall be notice of my resignation as a member of the Board of Directors (the “Board”) and as a member of any Board committee of K-V Pharmaceutical Company (“KV” or the “Company”). My resignation will become effective upon the earlier of (a) the Board’s appointment of my replacement and (b) July 7, 2010.

Given the Board’s current composition, I no longer believe that I can effectively carry out my Board responsibilities. Accordingly, I feel I am required to resign and hereby request that KV publicly disclose that my resignation is the result of a disagreement of the type described in Item 5.02(a) of Form 8-K under the Securities Exchange Act of 1934, as amended. Based on the recent actions taken at KV’s Annual Meeting of the Shareholders, at which only three of the Board’s seven nominees were elected, as well as other events, I have serious concerns regarding the ability of the newly-constituted Board and senior management to provide the required independent oversight of KV’s business during this critical time in the Company’s history.

My resignation is without prejudice to any of my rights (including indemnification, advancement of expenses, D&O insurance or exculpation) to which I may be entitled, by reason of the fact that I have been a director of KV, under the KV certificate of incorporation, the KV bylaws, any applicable insurance policy, any agreement to which I may be a party, or any applicable law.

June 15, 2010

I wish the Company much success in the future.

Sincerely,

/s/ John Sampson
John Sampson

cc:	Members of the Board of Directors